Exhibit 10.18
COLLABORATION AGREEMENT
This Collaboration Agreement (the “Agreement”) is effective as of July 11, 2005 between Mind Streams, LLC, a limited liability company (“Mind Streams”), and Significant Education, LLC, (d/b/a/ Grand Canyon University) a for-profit company (the “University”). Mind Streams and the University are sometimes referred to individually as a “Party” and jointly as the “Parties”.
Agreement to Collaborate. Mind Streams and the University agree to work together in a cooperative effort and in good faith to conduct certain projects (each, a “Project”) on a non-exclusive basis, as may be agreed and the terms documented in an Exhibit to this Agreement (each, a “Project Description”). Each Project Description to this Agreement (whether or not attached hereto) will incorporate the terms of this Agreement and the terms thereof will be binding on the Parties. The first Project of the Parties is described in the Project Description attached as Exhibit 1 (the “First Project”). Each Party agrees to perform those duties of such Party as set forth in a Project Description. For each Project, Mind Streams will contribute proprietary relationships, business and technical developments, and know how, including, without limitation a management system developed by it and specialized personnel, training, marketing and promotion activities. The University will contribute specialized personnel for financial aid, enrollment, registration, advisement, instruction, training and degree conferring coursework.
Consideration. The consideration to be received by each Party for each Project will be negotiated and adjusted as mutually agreed by the Parties and will be set forth in the Project Description. The consideration for the First Project is described in Exhibit 1.
Termination and Survival. This Agreement will terminate on December 31, 2010 (the “Termination Date”), unless otherwise terminated for any reason by either Party, in its sole judgment, upon 45 days prior written notice to the other Party. The Parties may mutually agree, in writing, to extend the Termination Date. Each Project will terminate upon the earlier of (i) its completion or (ii) the termination of this Agreement, unless provided otherwise in the Project Description relating to a Project. Any consideration described in the Project Description owed under a Project but unpaid at the Termination Date will be paid within 30 days following the Termination Date. The Parties agree that the students enrolled under a Project on the Termination Date are attributed to Mind Streams’ efforts under such Project and any consideration described in the Project Description related to those students, until their respective graduation or other termination of enrollment, will be paid pursuant to the Project Description. The foregoing payment obligations will survive the Termination Date.
Academic Responsibility. The University will have exclusive control over its academic programs. The University is not delegating, and will not delegate, any of its institutional rights or obligations. The University will make all academic and faculty employment judgments and decisions consistent with its published policies and procedures. Non-delegated duties include course content and the delivery of the instructional program; selection and approval of faculty; admission, registration, and retention of students, calculation of prior learning; evaluation of student progress and the awarding and recording of credit.
Authorization. Each of the Parties represents and warrants to the other Party that this Agreement has been duly authorized by all necessary action and that it constitutes a valid and binding obligation of each Party to the other Party.
Department of Education. The University has been approved for various programs sponsored by state and federal governments, including without limitation, the approval by the U.S. Department of Education to receive Title IV funds under Title IV of the Higher Education Act of 1965, as amended. Mind Streams has provided the University with an April 20, 2005 memorandum from Dow, Lohnes & Albertson addressing its activities described in this Agreement under the Higher Education Act and regulations promulgated by the U.S. Department of Education. Mind Streams represents and warrants that its compensation of its employees or other persons who perform any student recruitment or admission activities for the University under this Agreement is and will continue to be in compliance with Section 487(a)(20) of the Higher Education Act of 1965, as amended (20 U.S.C. § 1094(a)(20)), or any successor provision, and the regulations promulgated thereunder by the U.S. Department of Education (currently located at 34 C.F.R. § 668.14(b)(22)). Mind Streams agrees to indemnify and hold harmless the University and its successors, assigns, agents, officers, directors and employees, from and against any and all liabilities, obligations, claims, losses, damages, expenses and costs (including, but not limited to, reasonable attorneys’ fees and litigation costs) which arise out of or result from (i) any breach or alleged breach of the representations and warranties made by Mind Streams in this paragraph, or (ii) any assertion by the U.S. Department of Education that Mind Streams’ compensation of its employees or other persons who perform any student recruitment or admission activities for the University under this Agreement does not comply with Section 487(a)(20) of the Higher Education Act of 1965, as amended (20 U.S.C. § 1094(a)(20)), or any successor provision, or the regulations promulgated thereunder by the U.S. Department of Education. The foregoing representation and warranties shall survive the Termination of this Agreement.
Records And Accounting. Each Party will maintain complete and accurate books and records for the Agreement, including records reflecting billing, payments, students, and payroll. The records must be maintained for at least three years after the termination of the Agreement. If the University provides Notice to Mind Streams that the University is subject to an audit or other review by a regulatory agency, or to any claim or litigation, relation to the University’s compliance with the statutory and regulatory provisions referenced in the paragraph of this Agreement titled “Department of Education,” then Mind Streams will continue to maintain and retain complete records relating to this Agreement and the compensation of its employees or other persons who perform any student recruitment or admission activities for the University under this Agreement until the University provides Notice to Mind Streams that such audit, review, claim or litigation has been concluded. After Notice by either Party, the other Party will allow the requesting Party to have access, during ordinary business hours, to the books and records as may be reasonably required to verify services provided under the terms of the Agreement. Either Party may periodically, at its expense, have the books and records of the other Party audited by a certified public accountant. If the accountant determines that the requesting Party was overcharged or underpaid, the other Party will refund the overage or underage and reimburse the requesting Party for the cost of the audit within 20 days after Notice. If either Party disputes the accountant’s determination, and good faith efforts to resolve the dispute are unsuccessful, the dispute will be resolved through binding arbitration as provided in this Agreement.
Confidential Information. Each Party will have access to confidential and proprietary information owned by the other Party, including, without limitation, information about the business affairs, finances, customer and supplier lists, marketing, sales, methods of operation, trade secrets, designs, inventions, formulas, software programs, processes, techniques, research, technical data, curriculum or other learning information. Each Party agrees not to disclose to any third-party, whether directly or indirectly, confidential or proprietary information without the written permission of the other Party, except as required by either Party’s responsibilities under this Agreement. After Notice by one Party or the termination of the Agreement, the other Party must immediately return the confidential or proprietary information and comply with the instructions regarding the return or disposition of the confidential or proprietary information, including any copies or reproductions. This paragraph does not apply to information that: (a) is or becomes available to the general public other than as a result of disclosure by the receiving Party; (b) is known to a Party prior to the disclosure under this Agreement; (c) becomes available to a Party on a nonconfidential basis from a source (other than the other Party) which is not known by the receiving Party to be in breach of any nondisclosure obligations; or (d) is independently developed by a Party without reference to confidential information. If a receiving Party believes that it is required by law to disclose confidential information, it shall provide Notice to the disclosing Party, to the greatest extent possible, prior to making such disclosure so as to allow the disclosing Party to undertake action to prevent disclosure or otherwise obtain confidential treatment of such disclosure.
Liability Insurance. Each Party will maintain in force at all times during the term of this Agreement, with an insurance company acceptable to the other Party, worker’s compensation (the amount required by statute), employer’s liability, comprehensive general liability and auto liability, each in the amount of $3,000,000, and such additional insurance as may be necessary to cover the Party’s obligations under the Agreement.

Indemnification by Mind Streams. Mind Streams shall, to the fullest extent permitted by law, defend, indemnify, and hold harmless the University and its members, shareholders, directors, officers, employees, and agents for any and all liability, claims, litigation, judgments, causes of action, losses, expenses, damages, and liabilities arising out of, or incurred in connection with or arising directly or indirectly out of the obligations undertaken in connection with this Agreement (“Claims”), except claims arising through the sole active negligence or willful misconduct of the University. Claims include, without limitation, the following: (a) any willful or negligent act, or failure to act by Mind Streams, its officers, directors, agents, employees or representatives; (b) any inaccurate representation made by Mind Streams; (c) any default in performance of any of the covenants or obligations that Mind Streams is to perform under the Agreement, and (d) any investigations or actions taken by HLC or Department of Education against the University as a result of the actions of Mind Streams in connection with this Agreement.
Indemnification by the University. The University shall, to the fullest extent permitted by law, defend, indemnify, and hold harmless Mind Streams and its members, shareholders, directors, officers, employees, and agents for any and all liability, claims, litigation, judgments, causes of action, losses, expenses, damages, and liabilities arising out of the Claims, except claims arising through the sole active negligence or willful misconduct of Mind Streams. Claims may arise from, but are not limited to, the following: (a) any willful or negligent act, or failure to act by the University, its officers, directors, agents, employees or representatives; (b) any inaccurate representation made by the University; and (c) any default in performance of any of the covenants or obligations that the University is to perform under the Agreement.
“Indemnify” means to hold harmless from and defend from loss or liability with respect to any and all Claims (including costs and attorney’s fees at both trial and appellate levels), arising out of, or incurred in connection with, an identified circumstance, incident, condition, relationship, time period, or other matter. These indemnity obligations shall apply for the entire time that any third party can make a Claim against one of the Parties for liabilities under this Agreement and shall survive the termination of this Agreement.
Compliance With Laws. During the performance of the obligations under the Agreement, neither Party will unlawfully discriminate against any person. Both Parties will conduct their activities under the Agreement in strict compliance with Laws. For the purpose of this Agreement, “Laws” means all applicable laws, ordinances, regulations, and other requirements of any country, federal, state, county, or municipal agency. Both Parties will obtain all required permits, licenses, and bonds for the performance of their obligations under the Agreement. Both Parties will certify and provide proof that they are in compliance with Laws and have obtained required permits.
Binding Agreement. Upon execution by the signatories provided below, this Agreement shall be binding on the Parties, and their respective successors, assignees, agents, affiliates, representatives and attorneys.
Binding Arbitration.
     Claims. Any controversy or claim between the Parties relating to or arising out of this Agreement must be submitted to final and binding arbitration, including all controversies or claims based on contract, tort, equity, and statute; provided, however, that if the controversy requires provisional remedies, such as injunctive relief or attachment, any Party may elect to have the matter determined by a court of competent jurisdiction; provided, however, thereafter the substance of the claim will be subject to binding arbitration.
     Waiver of Jury Trial. The Parties understand that they are waiving their rights to a jury trial.
     Procedures. (a) The arbitration will be conducted before the American Arbitration Association at the location of the Party initiating the arbitration. Except as provided in this Section, the arbitration will be governed by the Commercial Arbitration Rules. The demand for arbitration setting forth the facts and issues must be in writing and submitted to the American Arbitration Association within one year from the date the actions giving rise to the claims occur. The American Arbitration Association shall select a single arbitrator. The responding Party may serve a reply or cross demand within 20 days. The arbitrator will conduct a pre-arbitration hearing within 30 days after the arbitrator is appointed and the arbitration will be completed within 120 days after the filing of the arbitration demand. The arbitrator will establish additional deadlines reasonably required to facilitate the arbitration. (b) The arbitrator will provide for discovery, including a Party may serve a document request for any document that would be discoverable in a civil lawsuit no less than 30 calendar days before the arbitration hearing; responses to such request must be delivered with the requested documents and any objections within 20 days; and each Party may take no more than two depositions unless additional depositions are allowed by the arbitrator.
     Powers of Arbitrator. The arbitrator will have the powers to: (a) issue subpoenas for the attendance of witnesses for the production of books, records, documents, and other evidence; (b) order depositions to be used as evidence; (c) resolve discover disputes as if the arbitration were a civil action; (d) conduct a hearing on the arbitrable issues; and (e) rule on the question of whether specified issues are subject to arbitration and issue an award after the arbitration hearing is concluded.
     Costs and Expenses. The Parties will bear equally the arbitrator’s expenses and fees, including meeting room charges, administrative fees, travel expenses, and out-of-pocket expenses. Unless otherwise ordered by the arbitrator, each Party will pay its own attorney fees, costs, witness fees, and other expenses. The arbitrator may award the prevailing Party any expenses and fees of arbitration, including reasonable attorney fees and costs, in such proportion as the arbitrator decides.
     Final Award. Within ten days after completion of the arbitration hearing, the arbitrator will issue a tentative written decision, specifying the reasoning for the decision and any calculations necessary to explain the award. The Parties will have five days in which to submit comments to the tentative decision. The final award will be issued within ten days after the arbitrator’s receipt of comments. The final award may be entered as a judgment in any court having jurisdiction.
Attorneys’ Fees. In the event either Party requests arbitration or files a lawsuit for the interpretation, specific performance, or damages for the breach of the Agreement, the prevailing Party is entitled to a judgment or award against the other in an amount equal to actual and reasonable attorney’s fees and costs incurred, together with all other appropriate legal or equitable relief.

Expenses. Except as expressly provided in this Agreement or any Project Description, each Party shall pay, or cause to be paid, all expenses in the performance of its obligations hereunder, including attorneys’ fees.
Relationship. The Parties agree that the terms of the Agreement do not constitute the formation of a partnership, joint venture, or other relationship and that no form of agency exists between the Parties. Neither Party will hold itself, or its agents or employees out to be an agent of the other Party, and neither Party will have authority to bind or obligate the other Party in any manner whatsoever.
Name Seal and Logo. Neither Party may use the name, seal, or logo of the other Party without its prior written consent. Each Party shall identify in writing to the other Party the person designated who is responsible for making decisions regarding requests to use the Party’s name, seal or logo and to whom such requests should be made. Each Party will make available its “brand” for the purposes related to the affiliation consistent with the terms of the Agreement.
Notices. When the Agreement requires that a Party give Notice to the other Party, including specifically notices of default, termination, or a demand for arbitration, the Notice must comply with the requirements in this Section. Notice will be effective when:
(a) personally delivered to the recipient, Notice is effective upon delivery; (b) mailed certified mail, return receipt requested, Notice is effective on receipt, if a return receipt confirms delivery; (c) delivered by overnight delivery (e.g., Federal Express/Airborne/United Parcel Service/DHL WorldWide Express), charges prepaid or charged to the sender’s account. Notice is effective on delivery, if delivery is confirmed by the delivery service; and, ((d) sent by facsimile, Notice is effective on receipt, except that any Notice given by facsimile is deemed received on the next business day if it is received after 5:00 p.m. or on a non-business day, provided that a duplicate copy of the Notice is promptly sent by first-class or certified mail or by overnight delivery or the receiving Party delivers a confirmation of receipt. Notice by facsimile is permissible only if all the Parties and others to receive notice have provided a facsimile number in accordance with this Section. Notices must be given to:

If to Mind Streams, to:	Dennis L. Little
Mind Streams, LLC
7227 N. 16th Street, Suite 190
Phoenix, AZ 85020
Telephone Number: (602) 906-6000
Facsimile Number: (602) 906-6098

If to University, to:	Linda Rawles
Grand Canyon University
3300 W. Camelback Road
Phoenix, AZ 85017
Telephone Number: (602) 589-2300
Facsimile Number: (602) 589-2457
Either party may change either its address or facsimile number by giving the other party Notice. All communications for which Notice is not required, including those provisions permitting or requiring a party to “approve,” “advise,” or “consent” may be given by facsimile or other electronic communications. In these circumstances only the contact person for each Party need receive the communication.
Assignment. The Agreement may be assigned by either Party without the express written consent of the other Party.
Entire Agreement/ Modification. This Agreement constitutes the entire agreement of the Parties and supersedes any prior understandings or agreements of the Parties with respect to the subject matter hereof. Except for the addition of Project Descriptions to this Agreement, provided that such Project Descriptions are executed by both Parties, this Agreement cannot be modified except by written agreement signed by both Parties.
Counterparts. This Agreement may be executed in any number of counterparts, all of which, when taken together, shall constitute a fully executed agreement, provided, however, this Agreement shall be of no force or effect until executed by both Parties.

Governing Law/Jurisdiction. The laws of the State of Arizona govern this Agreement. All arbitration or legal action brought by either Party arising out of or relating to this Agreement shall be filed in Maricopa County, Arizona, and all Parities consent to the jurisdiction and venue of the courts located therein.
The undersigned have agreed to the forgoing provisions as of the date hereof and have caused this Agreement to be executed by their duly authorized representatives as of the date at the beginning of this Agreement.

Mind Streams, LLC, an Arizona limited liability company,		Significant Education, LLC, a Delaware limited liability company,

By:	/s/ Dennis L. Little	By:	/s/ Brent Richardson

	Name: Dennis L. Little		Name: Brent Richardson
	Title: Vice President		Title: Chief Executive Officer

Collaboration Agreement
Between Mind Streams, LLC and
Significant Education, LLC
Dated July 1, 2005
Exhibit 1
Project One
Project One, collaboration activity between Mind Streams and the University relating to the development, promotion and marketing of the University’s online master’s programs in education and leadership. The terms and conditions of the Collaboration Agreement referenced above are incorporated herein by this reference.
Mind Streams Obligations:
1.	Actively work with the University in identifying appropriate courses, programs and curriculum relating to online master’s degrees in education and leadership;

2.	Actively promote the University generally and its courses and degree conferring programs,

3.	Develop and maintain key contracts and relationships with school corporations within the United States catering to teachers and administrators interested in pursuing additional education opportunities of a kind offered by the University,

4.	Provide teams dedicated to the recruitment and retention of students for the University’s programs.
University Obligations: The University shall provide the following services to students of the University’s online masters programs in education:
1.	Determine the curriculum to be offered to students,

2.	Registration,

3.	Enrollment,

4.	Academic advisement,

5.	Financial aid counseling,

6.	Instruction, including selecting, hiring and compensating instructors,

7.	Student academic record-keeping, and

8.	Graduation and certification, if applicable.

Joint Obligations:
1.	The Parties will work in good faith to carry out their duties under this Project, including establishing lines of communication and monitoring systems necessary to effectuate such obligations.
Consideration:
1.	During the term of this Project One, the University will pay to Mind Streams 45% of Net Revenue, defined below. For the purpose of this Agreement “Net Revenue” means tuition actually received by the University from students recruited by Mind Streams minus any discounts, refunds and allowances.

2.	Within 30 calendar days following the start of each new enrollment period during the term of this Project One, the University shall provide Mind Streams with a report containing information regarding the number of eligible students enrolled, the date a student dropped any course(s) and the tuition received. The parties will reconcile and agree on the information in the report within 15 calendar days after the report is issued and payment will be remitted to Mind Streams 15 calendard days after the reconciliation. The University will provide Mind Streams with a similar report for the applicable enrollment period at the end of each month thereafter until all tuition has been accounted for and payment made to Mind Streams.

3.	The form of such report shall be established jointly by the University and Mind Streams.

Termination:
This Project One will terminate on July 31, 2007, unless terminated earlier by mutual agreement of the Parties. In the event of early termination, the provisions of the Termination and Survival paragraph in the Collaboration Agreement are applicable to any consideration owned to either Party by the other.

Mind Streams, LLC, an Arizona limited liability company,		Significant Education, LLC, a Delaware limited liability company,

By:	/s/ Dennis L. Little	By:	/s/ Brent Richardson

	Name: Dennis L. Little		Name: Brent Richardson
	Title: Vice President		Title: Chief Executive Officer

Collaboration Agreement
Between Mind Streams, LLC and
Significant Education, Inc
Dated July 1, 2005
Exhibit 2
Project Two
Project Two, collaboration activity between Mind Streams and the University relating to the promotion and marketing of the University’s online programs. The terms and conditions of the Collaboration Agreement referenced above are incorporated herein by this reference.
Mind Streams Obligations:
5.	Actively promote the University generally and its courses and degree conferring programs,

6.	Develop and maintain key contracts and relationships with school corporations within the United States catering to teachers and administrators interested in pursuing additional education opportunities of a kind offered by the University,

7.	Provide teams dedicated to the recruitment and retention of students for the University’s programs.

8.	Mind Streams represents and warrants that its compensation of its employees or other persons who perform any student recruitment or admission activities for SigEd and/or GCU under this Agreement is and will continue to be in compliance with Section 487(a)(20) of the Higher Education Act of 1965, as amended (20 U.S.C. § 1094(a)(20)), or any successor provision, and the regulations promulgated thereunder by the U.S. Department of Education (currently located at 34 C.F.R. § 668.14(b)(22)). Mind Streams agrees to indemnify and hold harmless SigEd and GCU and their successors, assigns, agents, officers, directors and employees, from and against any and all liabilities, obligations, claims, losses, damages, expenses and costs (including, but not limited to, reasonable attorneys’ fees and litigation costs) which arise out of or result from (i) any breach or alleged breach of the representations and warranties made by Mind Streams in this paragraph, or (ii) any assertion by the U.S. Department of Education that Mind Streams’ compensation of its employees or other persons who perform any student recruitment or admission

Collaboration Agreement
Between Mind Streams, LLC and
Significant Education, Inc
Dated July 1, 2005
Exhibit 2
Project Two
activities for SigEd and/or GCU under this Agreement does not comply with Section 487(a)(20) of the Higher Education Act of 1965, as amended (20 U.S.C. § 1094(a)(20)), or any successor provision, or the regulations promulgated thereunder by the U.S. Department of Education.
University Obligations: The University shall provide the following services to students of the University’s online masters programs in education:
9.	Determine the curriculum to be offered to students,

10.	Registration,

11.	Enrollment,

12.	Academic advisement,

13.	Financial aid counseling,

14.	Instruction, including selecting, hiring and compensating instructors,

15.	Student academic record-keeping, and

16.	Graduation and certification, if applicable.
Joint Obligations:
2.	The Parties will work in good faith to carry out their duties under this Project, including establishing lines of communication and monitoring systems necessary to effectuate such obligations.
Consideration:
1.	During the term of this Project One, the University will pay to Mind Streams 45% of Net Revenue, defined below. For the purpose of this Agreement “Net Revenue” means tuition actually received by the University from students recruited by Mind Streams minus any discounts, refunds and allowances.

Collaboration Agreement
Between Mind Streams, LLC and
Significant Education, Inc
Dated July 1, 2005
Exhibit 2
Project Two
2.	Within 30 days following the end of each month during the term of this Project One, the University shall provide Mind Streams with a report containing information regarding the number of eligible students enrolled in the programs, the dates of enrollment and the tuition received for the month. The form of such report shall be established jointly by the University and Mind Streams. Payment to Mind Streams is due at time of receipt of the report.

Mind Streams, LLC, an Arizona limited liability company,		Significant Education, LLC, a Delaware corporation

By:	/s/ Dennis L. Little	By:	/s/ Chris Richardson

	Name: Dennis L. Little		Name: Chris Richardson
	Title: Chief Financial Officer		Title: Managing Director